Exhibit 23.6

CONSENT OF INDEPENDENT AUDITOR

The Board of Directors
Apple REIT Ten, Inc.
Richmond, Virginia

We consent to the following with respect to a Post-Effective Amendment on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Ten, Inc.:

(1)

the use of our report dated June 17, 2011 with respect to the combined balance sheets of Hawkeye Hotel Portfolio as of December 31, 2010 and 2009, and the related statements of operations, statements of members’ equity and accumulated comprehensive loss, and cash flows for the years then ended, incorporated by reference herein.

(2)	the references to our firm as “experts” in such Post-Effective Amendment.

/s/ WADE STABLES P.C.

Hannibal, Missouri
October 15, 2013